UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

January 24, 2005

Date of Report (Date of Earliest Event Reported)

THE PEOPLES HOLDING COMPANY

(Exact Name of Registrant as Specified in its Charter)

Mississippi	1-13253	64-0676974
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

209 Troy Street, Tupelo, Mississippi 38802-0709

(Address of Principal Executive Offices)(Zip Code)

Registrant’s Telephone Number, including area code: (662) 680-1001

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 15, 2004, the Board of Directors of The Peoples Holding Company ("Peoples") entered into an Agreement and Plan of Merger (the "Plan of Merger") between The Peoples Bank & Trust Company, Heritage Financial Holding Corporation ("Heritage") and Heritage Bank. The merger of Heritage into Peoples, as contemplated by the Plan of Merger, was completed effective January 1, 2005. In connection with the Plan of Merger, Peoples adopted the Heritage's Incentive Stock Compensation Plan, an equity incentive plan under which 1,862,500 options were outstanding as of the date of the merger.

The assumed options represent the aggregate of 452,500 options to acquire the common stock of Heritage that were intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, as amended, (the "Code") and 1,410,000 options to acquire the common stock of Heritage that were not intended to comply with the requirements of Code Section 422.

Pursuant to a Plan of Assumption for the Heritage Incentive Stock Compensation Plan adopted by the Board of Directors of Peoples on January 18, 2005, a maximum of 294,700 shares of Peoples' common stock, par value $5.00 per share, may be issued in connection with the exercise of assumed options. The assumed plan will be administered in accordance with its terms and no options other than those outstanding on the merger date will be issued.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

In February, 1988, Peoples filed a registration statement on Form S-3 to register 200,000 shares of its common stock to be acquired by participants in The Peoples Holding Company Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan participants acquired in excess of 200,000 shares of Peoples common stock pursuant to the Plan. Consequently, the acquisition by the Plan's trustee for the benefit and at the direction of Plan participants of shares of Peoples common stock, as well as the interests of participants in the Plan, may not have been registered in compliance with applicable securities laws. Peoples expects to file a Form S-3 to register the acquisition of shares of its common stock by participants in the plan on or before January 31, 2005.

Peoples may be subject to claims by the Plan's participants for rescission of acquisitions in the Plan of shares of Peoples common stock under applicable securities laws during the one year following the date of acquisition of the shares, the statue of limitations period that Peoples believes may apply to claims for rescission under applicable federal laws. Based upon its preliminary investigation, Peoples currently believes that approximately 36,000 shares of its common stock may have been transferred to Plan participants in the last 12 months.

Peoples does not currently believe that the potential clams for rescission would have a material adverse effect on Peoples because, among other reasons: (i) Peoples does not believe that many participants in the Plan who purchased shares in the last year are likely to assert rescission claims due to the increase in the market price of Peoples' common stock over the past 12 months, and (ii) the aggregate repurchase price for shares purchased in the last year by participants in the Plan would be significantly less than the $2 million per month currently authorized by the Board of Directors for stock repurchases.

Peoples may also face penalties in connection with these matters and could be subject to claims for rescission for acquisitions prior to the one-year statute of limitations period.

In addition to the transactions described above, on September 2, 2004, 11,170 shares of Peoples common stock were issued to Phillip R. Langsdon upon his exercise of warrants to purchase shares of Peoples common stock. These warrants were assumed by Peoples in connection with its acquisition of Renasant Bancshares, Inc. on July 1, 2004. Peoples received $99,994 in cash proceeds in the transaction. The shares were issued in reliance on the private placement exemption of Section 4(2) of the Securities Exchange Act of 1934, as amended.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c) The following exhibit is filed herewith:

10.13	Plan of Assumption for the Heritage Financial Holding Corporation Incentive Stock Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PEOPLES HOLDING COMPANY
Registrant

DATE: January 24, 2005	/s/ E. Robinson McGraw
E. Robinson McGraw
President & Chief Executive Officer

EXHIBIT INDEX
EXHIBIT NUMBER	DESCRIPTION
10.13	Plan of Assumption for the Heritage Financial Holding Corporation Incentive Stock Compensation Plan